                                  EXHIBIT 99
                                  ----------

                     PRESS RELEASE DATED FEBRUARY 12, 1998

Date:     February 12, 1998

Contact:  Investor Relations Department
          (402) 390-6553


FOR IMMEDIATE RELEASE
---------------------

     Omaha, Nebraska (February 12, 1998) - Commercial Federal Corporation (NYSE:

CFB) today announced that it has entered into a definitive stock purchase agreement to acquire AmerUs Bank, a wholly-owned subsidiary of AmerUs Group Co.

AmerUs Bank is a federally chartered savings bank headquartered in Des Moines,

Iowa.  Following the acquisition, the parties intend that AmerUs Bank will be merged with and into Commercial Federal Bank, a wholly-owned subsidiary of

Commercial Federal Corporation.

     Under the terms of the agreement, Commercial Federal will acquire through a taxable acquisition all of the outstanding shares of AmerUs Bank's common stock.

As of today, the total purchase consideration will approximate $200.9 million

(based on Commercial Federal's closing stock price as of February 11, 1998).

Such purchase consideration consists of (i) cash totaling approximately $95.75 million (subject to certain adjustments), (ii) a one-year promissory note for

$40.0 million and (iii) either 1,915,709 shares of Commercial Federal's common stock or the cash equivalent.  The cash equivalent payment in lieu of stock is subject to the election of Commercial Federal and will be based on the average

New York Stock Exchange closing price for the five trading days ending on, and including, the third trading day immediately preceding the closing date.


     AmerUs Bank operates 47 branches located in Iowa (26), Missouri (7),

Nebraska (7), Kansas (4), Minnesota (2) and South Dakota (1).  At December 31,

1997, AmerUs Bank had
assets of approximately $1.5 billion, deposits of approximately $963 million,

and pro forma stockholder's equity of approximately $106 million.

     "This pending acquisition of AmerUs Bank further enhances Commercial

Federal's Iowa franchise when combined with our recently announced acquisitions of Liberty Financial Corporation and Perpetual Midwest Financial, Inc.," said

William A. Fitzgerald, chairman of the board and chief executive officer of

Commercial Federal.  "On a pro forma basis, Commercial Federal will become the fourth largest bank in Iowa and the second largest in Des Moines.  This will provide a strong base for our community banking operation.  This transaction also provides entry into Missouri, Minnesota and South Dakota in addition to expanding our Nebraska and Kansas presence.  With this acquisition, Commercial

Federal will be entering a unique banking area since AmerUs Bank operates 36 branches located in supermarkets."

     This pending acquisition is subject to regulatory approvals and certain other conditions.  It is expected that the transaction will close in the third calendar quarter of 1998.

     Commercial Federal is the parent company of Commercial Federal Bank, which currently operates 115 branches in Nebraska (34), Kansas (34), Colorado (21),

Oklahoma (19) and Iowa (7).  In addition to retail banking, Commercial Federal operations include mortgage banking, consumer and business financing, insurance,

trust and investment services.

     As of December 31, 1997, Commercial Federal has assets of approximately

$7.2 billion and deposits of approximately $4.2 billion.  Commercial Federal

Corporation stock is traded on the New York Stock Exchange under the symbol

"CFB."